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                                                                    Exhibit 23.2

                            INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement
No. 333-71397, relating to $125,000,000 of 10-3/8% Senior Subordinated Notes due 2008, of TransDigm Inc. on Form S-4 of our report dated November 9, 1998 (except for Note 18 for which the date is December 3, 1998) relating to the consolidated financial statements of TransDigm Holding Company appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Summary Historical and Pro Forma Financial Data," "Selected Historical and Pro Forma Consolidated Financial Data" and "Experts" in such Prospectus.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Cleveland, Ohio
February 5, 1999